Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

DATAWATCH CORPORATION

at

$13.10 Net Per Share in Cash

by

DALLAS MERGER SUB, INC.

a wholly-owned subsidiary

of

ALTAIR ENGINEERING INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated November 14, 2018 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”) in connection with the offer by Dallas Merger Sub, Inc., a Delaware corporation (the “Purchaser”), and a wholly-owned subsidiary of Altair Engineering Inc., a Delaware corporation (“Altair”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch Corporation, a Delaware corporation (“Datawatch”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 5, 2018, by and among the Purchaser, Altair and Datawatch (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Datawatch, and Datawatch will become a wholly-owned subsidiary of Altair (the “Merger”). The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective without a meeting of the Datawatch stockholders in accordance with Section 251(h) of the Delaware General Corporation Law. We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $13.10 per Share, net to you in cash, without interest thereon, less any required withholding taxes.

2. The Offer and withdrawal rights will expire at 12:00 Midnight, Boston Time, on Wednesday, December 12, 2018 (which is the end of the day on Wednesday, December 12, 2018), unless the Purchaser shall have extended the period of time for which the Offer is open as described in the Offer to Purchase (the latest date and time at which the Offer is open, the “Expiration Date”).

3. The Offer is conditioned upon, among other things, the conditions (which, in certain circumstances, may be waived by the Purchaser) that:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), there shall have been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the Delaware

General Corporation Law (“DGCL”)) by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL) prior to the Expiration Date and not validly withdrawn prior to the Expiration Date that number of Shares that represents not less than one share more than 50% of the total number of Shares outstanding at the time (the “Minimum Condition”);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) applicable to the consummation of the offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated (the “Regulatory Condition”);

(c) no Governmental Body (as defined in the Merger Agreement) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect, and there is no temporary restraining order, preliminary or permanent injunction or other order, in any such case preventing, restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Offer, the Merger or any of the other transactions contemplated in the Merger Agreement;

(d) the representations and warranties of Datawatch in the Merger Agreement are accurate, subject to certain materiality standards;

(e) there shall not have occurred, since November 5, 2018, any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement);

(f) Datawatch shall have performed or complied in all material respects with the obligations, agreements and covenants required to be performed by Datawatch under the Merger Agreement; and

(g) the Merger Agreement shall not have been terminated in accordance with its terms.

Subject to the rights and obligations of the Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Merger Agreement, the Purchaser will not be required to (and Altair will not be required to cause the Purchaser to) accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares that are validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if any of these conditions is not satisfied at or prior to the Expiration Date. The Purchaser may waive any of the conditions to the Offer without the prior consent of Datawatch, except for the Minimum Condition described in paragraph (a) above and the Regulatory Condition described in paragraph (b) above. The Offer is not conditioned upon Altair or the Purchaser obtaining financing.

4. Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Datawatch Corporation

by

Dallas Merger Sub, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 14, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Dallas Merger Sub, Inc. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Number of Shares to be Tendered1:
Account Number:	Signature(s)
Tax Identification or Social Security Number(s):	Name(s)

Dated , 2018
Address(es)
Zip Code

Please return this form to the brokerage firm or other nominee maintaining your account.

1	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

3